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                                                                    EXHIBIT 3.36

                               AMENDED & RESTATED
                             CODE OF REGULATIONS OF
                           THE MIDLAND GROCERY COMPANY

                                    ARTICLE I
                            Meetings of Shareholders

     1.01. The annual meeting of the shareholders shall be held at such place, at such time, and on such date during the month of April of each year as the Board of Directors may designate from year to year or, if the Board of Directors fails to designate otherwise in any year, at the executive offices of the Corporation at 1:30 p.m. on the last Monday of April in that year or, if that date is a legal holiday under Ohio law, on the first succeeding day which is not a legal holiday.

     1.02. Special meetings of the shareholders may be held at such times -places (within or without the state) as may be ordered by the Board of Directors or by a call signed by holders of not less than ten percent (10%) of the common stock of the Corporation.

     1.03. Unless waived, notice of such annual and special meetings shall be given to each holder of common shares appearing as such on the books of the Corporation, by duly mailing the same to his address not more than thirty days nor less than ten days prior to the date of such meeting.

     Such notice shall state the day, hour and place and the purpose or purposes of such meeting.

     1.04. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these regulations; and whenever all the shareholders entitled to vote shall meet in person or by proxy and consent to holding a meeting, shall be valid for all purposes, without call or notice, and at such meeting any action may be taken.

     1.05. The holders of shares entitling them to exercise a majority of the Voting power of the Corporation, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

     1.06. A shareholder may, through a written proxy, authorize another to vote for him at all shareholders' meetings, but such proxy must be filed with the Secretary before the person authorized thereby can vote thereunder.

     1.07. At the annual meeting there shall be laid before the shareholders a statement of profit and loss and a balance sheet containing a summary of assets and liabilities as of the preceding fiscal year, together with a statement of dividends paid and other changes in the surplus account of the Corporation during such year.

     1.08. Any action which may be taken at any meeting of shareholders may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to notice of a meeting for such purpose.

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                                   ARTICLE II
                                    Directors

     2.01. The number of directors of the Corporation, none of whom need be shareholders, shall be not less than three nor more than seven, provided that when all shares of the Corporation are owned of record by less than three shareholders, the number of directors may be less than three but not less than the number of shareholders. The number of directors may be fixed or changed at any annual meeting or by the affirmative vote of the holders of the shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

     2.02. Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election, but, unless such a request is made, the election may be conducted in any manner approved at such meeting.

     At each meeting of shareholders for the election of directors, persons receiving the greatest number of votes shall be directors.

     2.03. Directors shall hold office until the annual meeting next succeeding their election and/or until their successors are elected and qualified.

     Any vacancy in the Board of Directors caused by death or resignation may be filled by the remaining members of the Board.

                                   ARTICLE III
                        Powers, Meetings and Compensation

     3.01. The powers of the Corporation shall be exercised, its business and affairs conducted, and its property controlled by the Board of Directors, except as otherwise provided in the Articles of Incorporation, amendments thereto or
Section 1701.01 et seq. of the Revised Code of Ohio.

     3.02. A meeting of the Board of Directors shall be held at which directors are elected and notice of such meeting need not be given.

     Meetings of the Board of Directors shall be held whenever called by the president or any two directors.

     Notice of any special meeting of the Board of Directors shall be mailed to each director, addressed to him at his residence or usual place of business, at least three days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be given personally or by telephone, not later than the day before the day on which the meeting is to be held. Every such notice shall state the time and place of the meeting, but need not state the purposes thereof. Notice of any meeting of the Board need not be given to any director, however, if waived by him in writing or by telegraph, cable, radio or telephone, whether before or after such meeting be held, or if he shall be present at such meeting; and arty meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the directors shall be present thereat.

     All meetings of the Board shall be held at the office of the Corporation, or at such other place, within or without the State of Ohio, as the Board may determine from time to time and as may be specified in the notice thereof.

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     3.03.  A majority of the Board of Directors shall constitute a quorum for the transaction of business.

     3.04. The Directors, as such, shall not receive any salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     3.05. For the government of its actions, the Board of Directors may adopt by-laws consistent with the Articles of Incorporation and Code of Regulations.

                                   ARTICLE IV
                                    Officers

     4.01. The officers of the Corporation shall be a president, one or more vice presidents, if needed, a secretary and a treasurer. Any person may hold and perform the duties of any two or more offices. The Board of Directors may determine from time to time the number of vice presidents, if any, the Corporation shall have. If there is more than one vice president, the Board of Directors may establish designations for vice presidencies so as to distinguish among them as to their order or function or both.

     4.02. The officers of the Corporation shall hold office during the pleasure of the Board of Directors, and, unless sooner removed by the Board of Directors, until the organization meeting of the Board of Directors following the date of their election and until their successors are chosen and qualified.

     The Board of Directors may remove any officer at any time, with or without notice, by a majority vote. A vacancy in any office, however created, shall be filled by the Board of Directors.

                                    ARTICLE V
                               Duties of Officers

     5.01. The President shall be the active executive officer of the Corporation and shall exercise supervision over the business of the Corporation and over its several officers, subject, however, to the control of the Board of Directors. He shall preside at all meetings of shareholders, and of the Board of Directors. He shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, contracts, notes, and other instruments requiring his signature, and shall have all the powers and duties prescribed by Title XVII of the Revised Code of Ohio and such others as the Board of Directors may from time to time assign to him.

     5.02. The Vice President shall perform such duties as are conferred upon him by these Regulations or as may from time to time be assigned to him by the Board of Directors or the President. At the request of the President, or in his absence or disability, the Vice President shall perform all the duties of the President, and when so acting, shall have all the powers of the President. The authority of the Vice President to sign in the name of the Corporation all certificates for shares and authorized deeds, mortgages, bonds, contracts, notes and other instruments shall be coordinate with like authority of the President.

     5.03. The Secretary shall keep minutes of all the proceedings of the shareholders and the Board of Directors and shall make proper record of the same, which shall be attested by him; sign all certificates for shares, and all deeds, mortgages, bonds, contracts, notes and other instruments executed by the

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Corporation requiring his signature; give notice of meetings of shareholders and directors; produce, on request, at each meeting of shareholders for the election of directors a certified list of shareholders arranged in alphabetical order, keep such books as may be required by the Board of Directors, file all reports to states and to the Federal government and perform such other and further duties as may from time to time be assigned to him by the Board of Directors or by the President.

     5.04. The Treasurer shall have general supervision of all finances; he shall receive and have in charge all money, bills, notes, deeds, leases, mortgages and similar property belonging to the Corporation, and shall do with the same as may be from time to time required by the Board of Directors. He shall cause to be kept adequate and correct accounts of the business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital, and shares, together with such other accounts as may be required and, upon the expiration of his terra of office, shall turn over to his successor or to the Board of Directors all property, books, papers and money of the Corporation in his hands; and he shall perform such other duties as from time to time may be assigned to him by the Board of Directors.

     5.05. The Board of Directors may appoint such assistant and subordinate officers as it may deem desirable. Each such officer shall hold office during the pleasure of the Board of Directors and perform such duties as the Board of Directors may prescribe.

                                   ARTICLE VI
                    Indemnification of Directors and Officers

     6.01. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action threatened or instituted directly by the Corporation) by reason of the fact that he is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     6.02. Discretionary Indemnification. The Corporation may indemnify, or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit which is threatened or instituted by the Corporation directly (rather than a derivative action in the right of the Corporation) to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence, or misconduct in the performance of his duty to the Corporation unless and only to the extend that the Court of Common Pleas of Franklin County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and

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reasonably entitled to indemnity for such expenses as such Court of Common Pleas or such other Court shall deem proper.

     6.03. Indemnification for Expenses. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.02, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.04.  Determination Required. Any indemnification under Sections 6.01 and
6.02 unless ordered by a court) shall be made by the Corporation only upon a determination that the indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.01 and 6.02. Such determination shall be made (A) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not and are not parties to such action, suit or proceeding or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested Directors so directs, in a written opinion by independent legal counsel, or (C) by the shareholders. Any determination made by the disinterested Directors or by independent legal counsel under this
Section 6.04 to provide indemnity under Section 6.01 to a person threatened or sued in the right of the Corporation (derivatively) shall be promptly communicated to the person who threatened or brought the derivative action or suit in the right of the Corporation, and such person shall have the right, within 10 days after receipt of such notification, to petition the Court of Common Pleas of Franklin County, Ohio or the court in which action or suit was brought to review the reasonableness of such determination.

     6.05. Advances for Expenses. Expenses (including attorneys' fees) incurred in defending any civil or criminal action, suit, or proceeding referred to in Sections 6.01 and 6.02 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article VI.

     6.06.  Article VI Not Exclusive. The indemnification provided by this
Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

     6.08. Definition of "the Corporation". As used in this Article VI, references to "the Corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, trustee, officer, employee or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director,

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trustee, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

                                   ARTICLE VII
                              Certificates of Stock

     7.01. Certificates for shares shall bear the signatures of such officers and shall contain such statements as are required by law and shall otherwise be in such form as the Board of Directors may from time to time determine or approve.

     7.02. Shares shall be transferable on the books of the Corporation by the holders thereof in person or by duly authorized attorney, upon surrender and cancellation for certificates of a like number of shares of the same class, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the company may reasonably require.

     7.03. No certificate for shares shall be issued in place of any certificate alleged to have been lost, stolen or destroyed except upon the production of such evidence of the loss, theft or destruction, and upon indemnification of the Corporation and its agents to such extent and in such manner as the Board of Directors may from time to time prescribe or require.

                                  ARTICLE VIII
                                   Fiscal Year

     The fiscal year of the Corporation shall end on the 31st day of December in each year, or on such other date as may be fixed from time to time by the Board of Directors.

                                   ARTICLE IX
                                      Seal

     The Board of Directors shall provide a suitable seal containing the name of the Corporation.

                                    ARTICLE X
                 Contracts, Checks, Notes and Other Instruments

     All contracts, agreements and other instruments authorized by the Board of Directors, and all checks, drafts, notes, bonds, bills of exchange and orders for the payment of money shall, unless otherwise directed by the Board of Directors, or unless otherwise required by law, be signed by any two of the following officers: President, Vice President, Secretary or Treasurer. The Board of Directors may, however, authorize any one of said officers to sign checks, drafts and orders for the payment of money singly and without the necessity of countersignature, and may designate officers and employees of the Corporation other than those named above, or different combinations of such officers and employees, who may, in the name of the Corporation, execute checks, drafts and orders for the payment of money in its behalf.

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                                   ARTICLE XI
                                    Dividends

     The Board of Directors shall declare such dividends as they may deem it prudent to divide, payable at such time and place as they may determine.

                                   ARTICLE XII
                                Order of Business

     At the shareholders' annual meeting the order of business shall be as follows:

     1.      Reading of minutes of previous meeting and acting thereon.
     2.      Reports of Directors and Committees.
     3.      Financial Report or Statement.
     4.      Reports of President or other officers.
     5.      Unfinished business.
     6.      Election of directors.
     7.      New or miscellaneous business.

     This order may be changed by affirmative vote of a majority of the shareholders present.

                                  ARTICLE XIII
                                   Amendments

     This Code of Regulations may be amended or replaced at any meeting of shareholders called for that purpose by the vote of a majority of the shares represented at the meeting.

                                   ARTICLE XIV
                             Officers And Directors
             Liability And Indemnity; Transactions With Corporation

     14.01.  Definitions Applicable to Article XIV.

             (a) "Applicable Corporate Law" shall mean those statutes comprising the general corporation law of the jurisdiction in which the Corporation is incorporated, as amended from time to time.

     (b) "Breach of Duty" shall mean conduct of a Director or Officer constituting any one or more of the following:

                   (1) A willful failure to deal fairly with the Corporation or its stockholders in connection with a matter in which the Director or Officer has a material conflict of interest.

                   (2) A violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

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                   (3)   A transaction from which the Director or Officer
derived an improper personal profit.

                   (4)   Willful misconduct.

                   (5) With respect to any matter or decision being considered by the Board of Directors or any other officer, such Director or Officer intentionally or recklessly;

                         (i)   makes any untrue statement or disclosure to the
Board or other Officer of known material information; or

                         (ii)  omits to state or otherwise disclose to the Board
or other Officer known material information necessary in order to make the information known to have been communicated to the Board or other Officer not misleading under the circumstances then existing; or

                         (iii) omits to state or otherwise disclose to the Board
or other Officer known material information which is (or reasonably should be) known to the Director or Officer to be relevant to the matter or decision under consideration, regardless of whether or not such information is specifically requested by the Board or other Officer.

             (c) "Claim" means any threatened or asserted claim or cause of action involving actual or potential liability of a Director or Officer arising from any act or omission of such person alleged or determined to have been negligent, grossly negligent or intentionally tortious or to have violated any state or federal securities laws (including any rule or regulation thereunder) or the Employee Retirement Income Security Act of 1974 or any other foreign, federal, state or local law, rule or regulation which is asserted or brought by or in the right of the Corporation or by any governmental authority or any other person or entity.

             (d)   "Director or Officer" means any of the following:

                   (1) A natural person who is or was: (i) a director (elected or appointed by the stockholders or Board of Directors); or (ii) an officer (elected or appointed by the Board of Directors) of the Corporation; or (iii) a Trustee.

                   (2) A natural person who, while such a director or officer of the Corporation, is or was serving either pursuant to the Corporation's specific request or as a result of the nature of such person's duties to the Corporation as a director, officer, partner, trustee, member of any governing or decision making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

                   (3) A natural person who, while such a director or officer of the Corporation, is or was serving an employee benefit plan because his or her duties to the Corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.

                   (4) Unless the context requires otherwise, the estate or personal representative of any such director, officer or Trustee.

This term is not intended to include any person who holds a position of title of Vice President or other apparent office without formal election or appointment by the Board of Directors.

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             (e)   "Disinterested Majority" shall mean a majority of the Board of Directors of the Corporation who are not Parties to the subject Proceeding or any related Proceeding.

             (f) "Expenses" includes all reasonable fees, costs, charges, disbursements, attorneys' fees and any other expenses incurred by a Director or Officer in connection with a Proceeding if such person was a Party because he or she is or was a Director or Officer.

             (g) "Liability" includes the obligation to pay any sums or perform any acts pursuant to a settlement, penalty, assessment, forfeiture, fine, or judgment, including (without limitation) any excise tax assessed with respect to any employee benefit plan, punitive damages, costs, and expenses.

             (h) "Party" includes a natural person who was or is, or who is threatened to be made, a named defendant or respondent to a Claim in a Proceeding.

             (i) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding of any kind, whether formal or informal, in which a Claim is or may be asserted against a Director or Officer or in which the Director or Officer is a witness.

     14.02.  Director and Officer Liability Limitations.

             (a) No Director or Officer shall be liable to the Corporation, its shareholders or any person asserting rights on behalf of the Corporation or its shareholders, for damages, settlements, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a Director or Officer, regardless of whether constituting negligence or other tortious or otherwise culpable conduct, unless the person asserting liability proves by clear and convincing evidence that the Breach of Duty was undertaken with deliberate intent to cause injury to the Corporation or reckless disregard for the best interests of the Corporation. In addition to and not in limitation of the foregoing, no Director or Officer shall have any liability for acts or omissions constituting business judgment within the business judgment rule.

             (b) The provisions of this Section 14.02 shall not be exclusive of any other defenses such a Director or Officer may have with respect to any Claim asserting a Liability.

             (c) The Board of Directors (by majority vote or consent) may grant similar limitations on the Liability of any employee of the Corporation (relating to performance of his or duties as an employee) by written agreement with such employee executed by the President.

     14.03.  Mandatory Indemnification.

             (a) Indemnification for Expenses. The Corporation shall indemnify a Director or Officer for all Expenses incurred (i) in the successful defense of any Claim (on the merits or otherwise) in a Proceeding and/or (ii) as a non-Party witness in any Proceeding.

             (b) Indemnification for Liability and Expenses. The Corporation shall indemnify a Director or Officer for all Liability and Expenses with respect to any Claim against such person in a Proceeding to which such person was a Party because he or she is or was a Director or Officer, unless such Liability and Expenses were incurred because the Director or Officer is determined to have engaged in conduct constituting a Breach of Duty.

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             (c)   Indemnification Exclusion for Collateral Sources.
Notwithstanding the foregoing provision of this Section 14.03, indemnification shall not be required for any Liability or Expenses to the extent the same have been paid or are covered under any collectible insurance policy or are otherwise paid or reimbursed by any third party under a legal or contractual obligation to do so.

             (d) Reliance on Applicable Corporation Law or Bylaw. Without intending to limit the generality of the indemnification rights provided under subsections 14.03(a) and (b) above, the Corporation shall indemnify a Director or Officer for all Liability and Expenses with respect to any Claim against such person in a Proceeding which is based, in whole or in part, on such person's reliance on the validity of any provision of the Applicable Corporation Law or these Bylaws, even though it is thereafter determined that such provision was invalid or otherwise could not have justifiably been relied upon.

     14.04. Procedural Requirements for Determination That Indemnification is Proper.

             (a) Written Request for Indemnification. A Director or Officer who seeks indemnification shall make a written request therefor to the Corporation, selecting a means for determining his or her right to indemnification as provided under subsection 14.04(b) hereof.

             (b) Determination of Indemnification. Within 60 days of receipt by the Corporation of the Director's or Officer's request for indemnification, a determination shall be made as to whether or not the Director or Officer requesting indemnification engaged in conduct constituting a Breach of Duty and, as a result, is or is not entitled to indemnification under this Article. Such determination shall be made:

                   (1) by majority vote of a Disinterested Majority if so designated by the Director or Officer seeking indemnification. If a Disinterested Majority cannot be obtained, the Director or Officer may designate that such determination be made by a majority vote of a committee duly appointed by the Board of Directors and consisting solely of two or more directors not at the time Parties to the same or related Proceedings. Directors who are Parties to the same or related Proceedings may participate in the designation of members of the committee;

                   (2) by independent legal counsel if so designated by the Director or Officer; provided that such counsel shall be mutually selected by such Director or Officer and by a Disinterested Majority or, if a Disinterested Majority cannot be obtained, then by a majority vote of the Board of Directors, including Directors who are Parties to the same or related Proceedings;

                   (3) by a panel of three arbitrators if so designated by the Director or Officer, which shall be selected from the panel of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that
(xx) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a Disinterested Majority or, if a Disinterested Majority cannot be obtained, then by a majority vote of the Board of Directors, including Directors who are Parties to the same or related Proceedings, and the third arbitrator shall be selected by the two previously selected arbitrators, and (yy) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules, except the fees of all arbitrators shall be shared equally by the Corporation and the Director or Officer; or

                   (4) by a court if so designated by the Director or Officer, pursuant to and in accordance with the Applicable Corporation Law.

The results and basis of the determination made hereunder shall be submitted in writing to the Corporation and the Director or Officer (the "Indemnity Decision").

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             (c)   No Presumption Created. The termination of a Proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the requested amount of Liabilities and Expenses of the Director or Officer is not required.

             (d)   Payment of Liabilities and Expenses; Waiver of Claims.

                   (1) If it is determined that indemnification is required hereunder, the Corporation shall pay the Director or Officer the entire requested amount of Liabilities and Expenses (net of any Expenses previously advanced pursuant to Section 14.05), within 10 days of receipt of the Indemnity Decision, provided, that if it is determined that a Director or Officer is entitled to indemnification against Liabilities and Expenses incurred in connection with some Claims, but not as to others (such as if Claims are asserted to involve some conduct constituting a Breach of Duty and other conduct which does not), payment of the Liability and Expenses shall be apportioned by applying the following:

     If the Director or Officer sustains Liability for equal dollar amounts to a given party or person under two or more Claims arising from the same general conduct, transaction or series of events (even though divisible for purposes of establishing Liability), one of which would require indemnification and the other of which would not, it shall be conclusively presumed that the Liability and all Expenses related thereto were sustained and incurred solely with respect to the Claim for which indemnification is required; and if the Director or Officer sustains Liability and Expenses for different dollar amounts to a given party or person under two or more Claims arising from the same general conduct, transaction or series of events (even though divisible for purposes of establishing Liability), one of which would require indemnification and the other of which would not, it shall be conclusively presumed that the Liability for which indemnification is required is the sole Liability up to the dollar amount thereof (the "covered Liability") and the Liability for which indemnification is not required (the "Non-Covered Liability") is reduced by the amount of the Covered Liability (resulting in a "Net Non-Covered Liability") and the Expenses shall be apportioned on the basis of the respective amounts of the Covered Liability and the Net Non-Covered Liability such that the Director or Officer shall be entitled to indemnification for the Covered Liability and the apportioned Expenses attributable to such Covered Liability. The foregoing shall apply regardless of whether the Claim for the Non-Covered Liability and the resulting Expenses in defense thereof occurs prior to or following assertion of the Claim for the Covered Liability and regardless of the actual time, effort and Expenses involved in defense of the respective Claims.

                   (2) The Corporation waives all right and claims against each Director and Officer for indemnification which may otherwise exist or arise under common law principles for Liabilities and/or Expenses incurred by the Corporation as a result of the negligence or alleged negligence of the Director or Officer, except in instances where such Liabilities and/or Expenses are incurred as a result of activities by the Director or Officer constituting a Breach of Duty.

             (e) Binding Effect. An Indemnity Decision finding that indemnification is required hereunder shall be binding upon the Corporation, unless unsupported by any credible or resulting from a clearly erroneous application of substantive law.

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     14.05.  Advancement of Expenses.

             (a) Procedure. Upon written request by a Director or Officer who is a non-Party witness or a Party to a Proceeding, the Corporation shall pay or reimburse from time to time prior to completion of such Proceeding his or her Expenses as incurred within 10 days after receipt of such request accompanied by: (i) an executed written certificate affirming the Director's or Officer's good faith belief that (s)he has not breached or failed to perform his or her duties to the Corporation by engaging in conduct constituting a Breach of Duty;
(ii) an executed written undertaking by the Director or Officer to repay any advances made under this Section if it is ultimately determined that the Director or Officer is not entitled to be indemnified by the Corporation; and
(iii) written evidence of the Expenses incurred.

             (b) Ability to Repay; Undertaking to be Unsecured. The undertaking provided in this Section shall be accepted by the Corporation without reference to the Directors' or Officers' ability to repay the allowance. The undertaking shall be unsecured and the Director or Officer shall not be required to pay interest on such amounts prior to a final determination that repayment is required.

     14.06. Right of Director or Officer to Bring Suit. If an Indemnity Decision is not issued within the time specified or such Indemnity Decision finds that the Director or Officer is not entitled to indemnification or the Corporation fails to make prompt payment pursuant to an Indemnity Decision, or a request for an advancement of Expenses under Section 14.05 is refused, the Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid Liability and/or Expense. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement or Expenses pursuant to the terms of an undertaking, the Director or Officer shall be entitled to recover the expense of successfully prosecuting or defending such suit. If the Director or Officer engaged in conduct constituting a Breach of Duty, such fact: (i) shall be a defense to any claim for indemnification against the Corporation (except for advancement of Expenses prior to completion of a Proceeding); and (ii) shall entitle the Corporation to recover all Expenses advanced prior to completion of the Proceeding pursuant to the terms of the undertaking once such fact has been established or admitted by the Director or Officer.

     An Indemnity Decision finding that indemnification of the Director or Officer is not required shall not be binding on the Director or Officer and shall not create a presumption that the Director or Officer has engaged in conduct constituting a Breach of Duty. In any suit brought by the Director or Officer to enforce a right to indemnification or to an advancement of Expenses hereunder or as otherwise provided in the Applicable Corporation Law, or by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Director or Officer is not entitled to be indemnified, or to such advancement of Expenses, under this Article or otherwise shall be on the Corporation.

     14.07. Permissible Considerations. A Director or Officer, in the discharge of his or her duties to the Corporation and in making any decision or performing any other act in such capacity, is not limited to considering only the economic interests of shareholders in determining what is best for the Corporation, but may also consider the following: (a) the effects of the action on employees, suppliers and customers of the Corporation; (b) effects on the community in which the Corporation operates; and (c) any other factors the Director or Officer considers pertinent.

     14.08. Reliance by Directors or Officers. A Director or Officer (absent actual knowledge to the contrary) may rely in the discharge of his or her duties to the Corporation on information, opinions, reports or statements (any of which may be written or oral, formal or informal, including financial statements) and other financial data if prepared or presented by any of the following: (a) an Officer or employee of the Corporation whom the Director or Officer believes in good faith is reliable and competent as to the matters presented or as to which the Director or Officer has no compelling reason to believe is not reliable or competent; (b) legal counsel, public accountants or other persons as to matters the Director or Officer believes in good faith are within the person's professional or expert competence; and (c) information presented to the Board of Directors by any person, officer, employee or committee of the Board where it is believed in good faith the report merits confidence or where the Director or Officer has no compelling reason to believe it does not merit confidence.

     14.09. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or Officer against any Liability asserted against or incurred by the individual in any such capacity or arising out of his status as such, regardless of whether the Corporation is required or authorized to indemnify such person for Liability or Expenses under this Article.

     14.10. Severability and Intent. If any provision of this Article shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article contravene public policy, this Article shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action, by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers with the broadest possible protection against personal liability allowable under the Applicable Corporation Law, and this Bylaw shall be liberally construed in order to fulfill this intent, and in no event shall a Director's or Officer's reliance on any of the provisions of this Article which may be held to be invalid, inoperative or in contravention of public policy render such conduct a Breach of Duty.

     14.11. Notice to the Corporation. A Director or Officer shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding which may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer hereunder unless the Corporation shall have been irreparably prejudiced by such failure.

     14.12.  Indemnification and Allowance of Expenses of Certain Others.

             (a) Employee of Authorized Agent. The Board of Directors may, in its sole and absolute discretion, by majority vote or consent, indemnify against Liabilities incurred by, and/or provide for the advance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such, even if such employee or agent is not a Director or Officer.

             (b) Indemnity Agreements. The Board of Directors, by majority vote or consent, may authorize the Corporation to enter written indemnity agreements with: (i) any Director or Officer of the Corporation, which may further expand the indemnification rights provided under these Bylaws or the Applicable Corporation Law; and (ii) any employee or agent of the Corporation, which may extend to such person the same, greater or lesser rights of indemnification and reliance as those afforded to Directors and Officers under this Article.

     14.13. Amendment. This Article may only be altered, amended or repealed by a vote of not less than two-thirds of the Corporation's outstanding Class A common stock entitled to vote, provided, however, that the Board of Directors may alter or amend this Article without such stockholder approval if any such alteration or amendment is (a) made in order to conform to any amendment or revision of the Applicable Corporation Law, which (i) expands or permits the expansion of a Director's or Officer's right to indemnification thereunder; (ii) limits or eliminates, or permits the limitation or elimination of, the liability of a Director or Officer; or (iii) is otherwise beneficial to the Directors and Officers or (b) an alteration or amendment which is otherwise deemed by the Board of Directors to be an immaterial modification. No amendment of this Article shall terminate, reduce or impair a Director's or Officer's rights to indemnification for any act, occurrence or event taking place prior to the effective date of such amendment and delivery of notice thereof to such Director or Officer, regardless of when any Claim relating thereto is actually asserted.

     14.14. Nonexclusivity of Article XIV. The rights of a Director or Officer (or any other person) granted under this Article shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director or Officer (or such other person) may be entitled to under any written agreement, Board of Directors resolution, vote of shareholders of the Corporation or under the Applicable Corporation Law or otherwise. Nothing contained in this Article shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow expenses to a Director or Officer under the Applicable Corporation Law.

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